Exhibit 99.1

For Release: October 21, 2004
Contact: Rosemary Walker
802/865-1838

Merchants Bancshares, Inc. Announces 2004 Third Quarter Results and Quarterly Dividend

SOUTH BURLINGTON, VT - Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $3.08 million or diluted earnings per share of 49 cents for the quarter ended September 30, 2004, compared to net income of $2.93 million, or 47 cents per diluted share for the same quarter of the previous year. The return on average assets was 1.18% and the return on average equity was 13.93% for the third quarter of 2004, compared to 1.25% and 13.91%, respectively, for the third quarter of 2003. Merchants declared a dividend on October 21, 2004, of 27 cents per share payable November 18, 2004, to shareholders of record as of November 4, 2004.

Merchants' quarterly average assets for the third quarter of 2004 were $1.041 billion, a $107.01 million or 11% increase over average assets of $934.34 million for the third quarter of 2003. Quarterly average loans were $591.38 million for the third quarter of 2004, an increase of $43.96 million over third quarter 2003 average balances of $547.41 million. Loan growth during 2004 has primarily been in adjustable rate commercial loan categories as the economic recovery has started to take hold. Merchants experienced very strong growth in its residential mortgage portfolio during 2003, which has been difficult to replicate in the current rate environment. Growth in home equity lines of credit has helped, in part, to offset the decline in mortgage volume.

Merchants' investment portfolio ended the quarter at $384.60 million, a $44.26 million increase over the year end balance of $340.34 million. The average yield on the investment portfolio for the quarter was 3.92%, a slight increase over the yield for the third quarter of 2003 of 3.89%. At the same time, Merchants' long-term borrowings have increased by $50.33 million. Merchants has continued to take advantage of opportunities to use leverage to maximize net interest income. Average short-term FHLB borrowings for the quarter totaled $53.65 million, at an average rate of 1.51%. Average long-term borrowings for the quarter were $59.41 million, at an average rate of 2.57%. Merchants is working closely with its investment advisor to continue to monitor the structure and duration of the portfolio to limit exposure to changes in the interest rate environment.

In the third quarter of 2004 the net interest margin was 4.06%, a 25 basis point decrease from 4.31% for the third quarter of 2003; the net interest margin was 4.16% year-to-date, compared to 4.51% for the first nine months of 2003, a 35 basis point decrease. However, due to continued balance sheet growth, year-to-date net interest income increased by $1.45 million over the first nine months of 2003. Short-term rates have moved up during the last three months as a result of moves by the Federal Reserve Board, however Merchants' quarterly average cost of funds remains low at .99%, compared to 1.02% for the third quarter of 2003. Merchants' average rate on loans decreased slightly during the quarter ended September 30, 2004 and at 5.53%, is 40 basis points lower than the third quarter of 2003.

Deposits ended the quarter at $829.61 million, an increase of $21.52 million over year end balances of $808.08 million. Quarterly average deposits for the third quarter were $830.36

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million, an increase of $30.16 million over quarterly average deposits of $800.20 million for the third quarter of 2003. Deposit growth slowed in the third quarter due primarily to a decline in certificates of deposit. Merchants continues to focus its resources on the development of core deposit relationships with businesses and households within Vermont. The key component of that relationship is a transaction account; and deposits in this category increased by 10% over the same period last year. Transaction accounts represent 37% of Merchants' total deposits. These accounts are less sensitive to movement in interest rates and should afford Merchants an improved gross margin as rates move up.

Nonperforming assets at September 30, 2004, were $3.67 million, or 0.35% of total assets. This is an increase of $1.46 million over the year end balance of $2.21 million, and an increase of $2.78 million from the second quarter balance of $893 thousand. The large third quarter increase can be attributed primarily to a single customer in the food processing industry; at present, this company continues to operate and is in the process of formulating a turn-around strategy.

At September 30, 2004, the Allowance for Loan Losses ("Allowance") stood at $7.86 million, 1.32% of total loans and 214% of nonperforming loans. At December 31, 2003, the Allowance was $7.95 million, or 1.40% of total loans, and 360% of nonperforming loans. Merchants recorded charge-offs of $405 thousand and recoveries of $313 thousand during the first nine months of 2004. There was no provision for loan losses during the first nine months of 2004 or for all of 2003.

Total noninterest income decreased $254 thousand to $2.29 million for the third quarter of 2004 from $2.55 million for the third quarter of 2003, and decreased by $722 thousand to $6.66 million from $7.38 million for the first nine months of 2004 compared to 2003. Gains on sales of investments totaled $570 thousand for the third quarter of 2003, and $1.41 million for the first nine months of last year. There were no gains on sales of investments during the third quarter of the current year, and Merchants has realized a $4 thousand loss on investment sales year-to-date. Excluding gains (losses) on sales of investments, total noninterest income increased $315 thousand from the third quarter of 2003 to the third quarter of 2004 and increased by $695 thousand for the first nine months of 2004 compared to 2003. The increase is due primarily to increases in net ATM and debit card revenue and overdraft service charge revenue. Merchants' ATM/debit card revenue, net of expenses, increased $108 thousand for the third quarter of 2004 and $330 thousand for the first nine months of 2004, compared to the same periods in 2003. Overdraft service charge revenue increased $233 thousand and $607 thousand for the quarter and nine months ended September 30, 2004 and 2003 respectively.

Total noninterest expense increased $97 thousand, or 1.2%, to $8.10 million for the third quarter of 2004 from $8.00 million for the third quarter of 2003, and by $1.02 million, or 4.4%, to $24.41 million from $23.39 million for the first nine months of the year. Merchants' largest noninterest expense category is Salaries and Employee Benefits. This category is essentially flat at $3.97 million for the third quarter of the current year compared to $3.92 million for the third quarter of 2003; and $11.73 million for the first nine months of 2004 compared to $11.55 million for the first nine months of last year. Occupancy and Equipment expenses increased by $213 thousand for the third quarter of 2004 compared to 2003, and by $592 thousand for the first nine months of 2004. Approximately $233 thousand of the year-to-date increase is attributable to Merchants' two de novo branches and $248 thousand to Merchants' service center network server infrastructure and desktop computer upgrade.

Mr. Joseph Boutin, President and Chief Executive Officer, Mr. Michael Tuttle, Chief Operating Officer and Ms. Janet Spitler, Chief Financial Officer, will host a conference call to discuss these

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earnings results at 9:00 a.m. Eastern Time on Monday, October 25, 2004. Interested parties may participate in the conference call by dialing 800-230-1085; the title of the call is Earnings Release Conference Call for Merchants Bancshares, Inc. Participants are asked to call in a few minutes prior to the call in order to register. A replay will be available through October 29, 2004. The U.S. replay dial-in number is 800-475-6701 and the replay access code is 717267.

The mission of Merchants Bank is to provide best-in-class community banking services in the state of Vermont. This commitment is fulfilled through a community, branch-based, system that includes 35 bank offices throughout Vermont, employees dedicated to quality customer service, and innovative banking products such as Free Checking for Life(R), MoneyLYNX(R) money market accounts, and CommerceLYNX(R) business banking products. Merchants Bank also includes a trust and investment division, known as Merchants Trust Company, serving individuals and institutions. For more information about Merchants Bank visit our website at www.mbvt.com. Merchants stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC.

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Merchants' current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Merchants' actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants' control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions in Vermont, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants' markets, and changes in the financial condition of Merchants' borrowers. The forward-looking statements contained herein represent Merchants' judgment as of the date of this report, and Merchants cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants' reports filed with the Securities and Exchange Commission.

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Merchants Bancshares, Inc.
Financial Highlights
For the period ended September 30, 2004
(In thousands except share and per share data)

	09/30/04	12/31/03	09/30/03	12/31/02
Balance Sheets - Period End
Total assets	$1,047,838	$969,902	$974,294	$854,495
Loans	593,456	568,997	564,778	495,588
Allowance for loan losses ("ALL")	7,861	7,954	7,937	8,497
Net loans	585,595	561,043	556,841	487,091
Investment securities	384,598	340,337	322,964	270,215
Federal funds sold and securities purchased
under agreements to resell	--	--	--	31,500
Other assets	77,645	68,522	94,489	65,689
Deposits	829,605	808,083	807,046	755,274
Short-term borrowings	56,398	57,058	67,232	4,000
Long-term debt	56,947	6,618	5,956	2,377
Other liabilities	13,976	11,830	8,567	10,086
Shareholders' equity	90,912	86,313	85,493	82,758
Balance Sheets - Quarter-to-Date Averages
Total assets	$1,041,360	$965,247	$934,345	$844,656
Loans	591,376	564,421	547,414	491,494
Allowance for loan losses	8,138	8,032	7,960	8,678
Net loans	583,238	556,389	539,454	482,816
Investment securities, including Federal Home
Loan Bank stock	385,765	338,042	326,012	278,842
Federal funds sold, securities purchased under
agreements to resell, and interest bearing
deposits with banks	201	1,398	1,008	17,762
Other assets	72,156	69,418	67,871	65,236
Deposits	830,356	804,694	800,200	748,585
Short-term borrowings	53,654	57,962	30,572	2,682
Long-term debt	59,415	6,482	6,029	2,383
Other liabilities	9,532	10,571	13,433	6,432
Shareholders' Equity	88,403	85,538	84,111	84,574
Interest earning assets	977,342	903,861	874,434	788,098
Interest bearing liabilities	825,329	760,812	732,948	655,914
Ratios and Supplemental Information
Book value per share	$14.58	$13.93	$13.82	$13.39
Tier I leverage ratio	8.75%	8.70%	8.77%	9.17%
Period end common shares outstanding	6,235,662	6,196,053	6,187,576	6,178,438
Credit Quality - Period End
Nonperforming loans ("NPLs")	$3,674	$2,212	$2,965	$3,699
Nonperforming assets ("NPAs")	3,674	2,212	2,965	3,756
NPLs as a percent of total loans	0.62%	0.39%	0.52%	0.75%
NPAs as a percent of total assets	0.35%	0.23%	0.30%	0.44%
ALL as a percent of NPLs	214%	360%	268%	230%

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	For the Three
	Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
Operating Results
Interest income
Interest and fees on loans	$8,205	$8,177	$24,271	$24,513
Interest and dividends on investments	3,807	3,198	10,885	9,562
Total interest income	12,012	11,375	35,156	34,075
Interest expense
Deposits	1,462	1,759	4,518	5,862
Short-term borrowings	205	84	527	97
Long-term debt	385	47	662	119
Total interest expense	2,052	1,890	5,707	6,078
Net interest income	9,960	9,485	29,449	27,997
Provision for loan losses	--	--	--	--
Net interest income after provision for
loan losses	9,960	9,485	29,449	27,997
Noninterest income
Trust Company income	372	337	1,140	1,051
Service charges on deposits	1,241	1,096	3,642	3,243
Gain (loss) on sale of investments, net	--	570	(4)	1,413
Other noninterest income	680	545	1,878	1,671
Total noninterest income	2,293	2,548	6,656	7,378
Noninterest expense
Salaries and employee benefits	3,967	3,923	11,729	11,553
Occupancy and equipment expenses	1,563	1,350	4,570	3,978
Legal and professional fees	365	432	1,328	1,128
Marketing expenses	334	370	1,020	1,028
Equity in losses of real estate limited
partnerships	451	401	1,295	1,204
Other noninterest expense	1,420	1,527	4,466	4,498
Total noninterest expense	8,100	8,003	24,408	23,389
Income before income taxes	4,153	4,030	11,697	11,986
Income taxes	1,075	1,105	2,957	3,287
Net income	$3,078	$2,925	$8,740	$8,699
Ratios and Supplemental Information
Weighted average common shares outstanding	6,233,706	6,185,433	6,222,903	6,183,356
Weighted average diluted shares outstanding	6,296,969	6,255,452	6,288,923	6,242,938
Basic earnings per common share	$0.49	$0.47	$1.40	$1.41
Diluted earnings per common share	0.49	0.47	1.39	1.39
Return on average assets	1.18%	1.25%	1.16%	1.31%
Return on average shareholders' equity	13.93%	13.91%	13.25%	13.82%
Net interest rate spread	3.90%	4.14%	4.01%	4.31%
Net interest margin	4.06%	4.31%	4.16%	4.51%
Efficiency ratio (1)	60.28%	63.48%	61.59%	62.67%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note:	As of September 30, 2004, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $8.2 million.

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